Exhibit 10.22

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is effective as of the 1st day of June, 2012 (the "Effective Date") by and between Ad Shark, Inc. a California corporation with an address at 27665 Forbes Rd #103, Laguna Niguel, CA 92677, (attn.: Wayne Irving, CEO "Ad Shark" or the "Company"), and Paul West, an individual with an address at 3175 Seabury Street, Carlsbad, CA 92010, email: pwest@monsteroffers.com ("Consultant").

RECITALS:

WHEREAS, the Consultant has been providing services as an independent contractor, and not as an employee, to Ad Shark without compensation since January, 2012 (the "Past Services"); and

WHEREAS, Ad Shark desires to engage the services of the Consultant to perform additional consulting services for Ad Shark as described below in Section 2 as an independent contractor, and not as an employee (the "Future Services"); and

WHEREAS, Ad Shark desires to compensate the Consultant for his rendering of the Past Services, as well as for his rendering of the Future Services as of and subsequent to the Effective Date, and the Consultant desires to perform such services and to be compensated for his services previously rendered or to be rendered.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Consulting Services; Scope of Relationship. The Company agrees to retain the Consultant as an independent contractor (the "Engagement"), and Consultant hereby accepts such Engagement and in connection therewith agrees to perform the following services (the "Services"): consult with the Ad Shark Board of Directors, the officers of the Company, and the heads of the Company's administrative staff, at reasonable times. Consultant also agrees to provide, on a best efforts basis, such services to assist Ad Shark in continued advancement of daily deal analytic and reporting services in conjunction with the Company's business strategy. Without limiting the generality of the foregoing, the Consultant will also assist Ad Shark in developing, studying and evaluating new customer opportunities and strategic relationships thereon when advisable, and to assist in matters of corporate activities pertaining thereof.

2. Consulting Fees. In consideration of entering into this Agreement,
Consultant's rendering of the Prior Services and Consultant's rendering of the Future Services, the Company shall pay to Consultant a common stock grant of One Million Five Hundred Thousand (1,500,000) restricted shares, which shares shall be delivered to Consultant within five (5) days of the Effective Date.

3. Confidentiality; Noncircumvention; Equitable Relief The parties understand and agree that this Agreement is subject to the terms and conditions of the Confidentiality Agreement, attached hereto and incorporated herein as Exhibit A (the "Confidentiality Agreement").

4. Term and Termination. The term ("Term") of this Agreement shall commence as of the Effective Date and shall terminate on the date that is three (3) months' subsequent to the Effective Date, except that the Company may terminate this Agreement for any reason or for no reason prior to the end of the above-stated Term by giving ten (10) days' written notice of termination to Consultant in accordance with the notice provisions of Section 6 below.

5. Independent Contractor. Consultant is an independent contractor. Consultant shall not be deemed for any purpose to be an employee or agent of Company, and neither party shall have the power or authority to bind the other party to any contract or obligation. Consultant is not entitled to unemployment insurance or workers compensation insurance and Consultant shall be solely responsible for timely remittance to appropriate authorities of all federal, state, and local taxes and charges incident to the provision of and payment of compensation for Services, and to the operation of Consultant's business, including but not limited to payment of worker's compensation insurance premiums, social security taxes (FICA, FUTA, OASDI, Medicare hospitalization), and federal and state income taxes (including quarterly estimated taxes). CONSULTANT SHALL NOT HOLD HIMSELF/HERSELF/ITSELF OUT OR OTHERWISE REPRESENT HIMSELF/HERSELF/ITSELF TO ANY PERSON OR ENTITY AS ANYTHING OTHER THAN AN INDEPENDENT CONSULTANT OF THE COMPANY, REGARDLESS OF ANY TITLE OR DESIGNATION THAT CONSULTANT MAY HOLD WITH THE COMPANY.

6. General. Entire Agreement; Amendments; Capitalized Terms in Exhibits or Other Attachments. This Agreement, together with any attachments hereto, is the entire agreement between the parties and supersedes all earlier and simultaneous ag eements regarding the subject matter, including, without limitation, any previous agreements between the parties relating to the Past Services. This Agreement may be amended only in a written document, signed by both parties, with the exception that Exhibit "A" may be amended from time to time in the sole and absolute discretion of Iconosys. Capitalized terms in any exhibits or other attachments to this Agreement shall have the meanings given to them in this Agreement, unless otherwise defined in the applicable attachment. Indemnification. Each party (the "Indemnifying Party") agrees to fully indemnify and hold the other party and the other party's affiliates (collectively, the "Indemnified Party") harmless against any and all losses, damages, liabilities, judgments, settlements, penalties, costs and other expenses (including, without limitation, attorneys' and accountants' fees) (collectively, "Losses"), incurred or suffered by the Indemnified Party, which are based upon or related to any act or omission, directly or indirectly, by or on behalf of the Indemnifying Party, except to the extent that Losses arise or relate to the willful misconduct or gross negligence of the Indemnified Party. Governing Law and Forum; Attorney Fees. Subject to the provisions relating to "Equitable Relief' set forth in Section 10 of the Confidentiality Agreement, any disputes under this Agreement shall be brought in the state courts and the Federal courts located in Orange County, California, and the parties hereby consent to the personal jurisdiction and venue of these courts. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. If any party initiates legal action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover against the non-prevailing party such attorneys' fees as may be awarded by a court of competent jurisdiction, together with its costs of suit incurred therein. Assignment; Binding Effect. This Agreement is freely assignable by Ad Shark. This Agreement may not be assigned by Consultant without the express written consent of Ad Shark, and any transfer, assignment, or delegation by Consultant without such prior written consent is invalid. This Agreement binds and inures to the benefit of the parties' heirs, successors and permitted assigns. No Waivers, Cumulative Remedies. A party's failure to insist upon strict performance of any provision of this Agreement is not a waiver of any of its rights under this Agreement. Except if expressly stated otherwise, all remedies under this Agreement, at law or in equity, are cumulative and nonexclusive. Severability. If any portion of this Agreement is held to be unenforceable, the unenforceable portion must be construed as nearly as possible to reflect the original intent of the parties, the remaining portions remain in full force and effect, and the unenforceable portion remains enforceable in all other contexts and jurisdictions. Notices. Any notice required or permitted by this Agreement shall be in writing in the English language and shall be given by: (i) registered or certified mail, return receipt requested, postage prepaid; (ii) confirmed facsimile or electronic mail transmission; or (iii) by pre-paid next day, overnight delivery service such as Federal Express or United Parcel Service, made to the other party at the address, facsimile number or e-mail address listed above or to such other address, facsimile number or e-mail address as either party may hereafter designate in writing. All such notices shall be effective upon receipt or upon transmittal of the applicable facsimile or email, as evidenced by written, printed or electronic evidence of receipt or acknowledgement of the same by the receiving party. Captions. All captions are for purposes of convenience only and are not to be used in interpretation or enforcement of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

AD SHARK, INC.

By: s/s Wayne Irving II

Wayne Irving, II

Title: CEO

CONSULTANT

/s/ Paul West

Paul West

CONFIDENTIALITY AGREEMENT

This CONFIDENTIALITY AGREEMENT (this "Agreement") is entered into and made effective as of June 1, 2012 (the "Effective Date") by and between Ad Shark, Inc., a California corporation (the "Company") and Paul West, an individual residing in California ("Consultant").

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Confidential Information.

(a) Company Information. Consultant shall at all times during the term of
Consultant's performance of consultant services for the Company as described and/or pursuant to that certain Consulting Agreement dated as of the Effective Date by and between the Company and the Consultant (the "Consulting Agreement") and thereafter, hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company or an authorized officer of the Company, any Confidential Information of the Company. As used herein, "Confidential Information" means any Company proprietary information, technical data, Trade Secrets or know-how, including, but not limited to, research, product plans, products, services, investors, business partners, customer lists and customers (including, but not limited to, those customers of the Company on whom Consultant has called or with whom Consultant became acquainted during the term of Consultant's performance of services for the Company pursuant to the Consulting Agreement), markets, technology, developments, inventions, processes, methods of operation, formulas, designs, drawings, engineering, marketing, finances or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. For the purposes of this Agreement, "Trade Secret" shall mean any and all Confidential Information that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, including but not limited to, all trademarks, domain names, copyrights and patents and applications thereof, all trade secrets, inventions, processes, procedures, research records, market surveys and know-how and other technical papers. "Confidential Information" does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Former Employer Information. Consultant shall not, during Consultant's performance of services for the Company under the Consulting Agreement, improperly use or disclose any proprietary information or Trade Secrets of any former or concurrent employer or other person or entity, and Consultant shall not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. Consultant shall hold all confidential or proprietary information that the Company has received from any third party to which it is the Company's obligation to maintain the confidentiality of such information and to use it only for certain limited purposes in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Consultant's work for the Company consistent with the Company's agreement with such third party.

(d) Obligations on Unauthorized Disclosure. Consultant agrees that if, at any time,
Consultant becomes aware of any unauthorized access to or possession or knowledge of any Information or Trade Secrets, Consultant shall immediately notify Company. In the event that Consultant has directly or indirectly disclosed, published or made available to third parties without authorization as provided in this Agreement any Confidential Information, Consultant further agrees to provide any and all reasonable assistance to Company to protect the confidentiality of such Confidential Information. Consultant also agrees to take all reasonable steps requested by Company to prevent the recurrence of such unauthorized access, use, possession, or knowledge.

2. Inventions. Consultant hereby represents, warrants and covenants with respect to Prior

Inventions or Inventions (each, as defined below), as the case may be, as follows:

(a) Assignment of Inventions. Consultant shall make, or will promptly make, full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Consultant's right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, methods, processes, ideas, trademarks or Trade Secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant: (i) may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice; or (ii) may have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice during the period of time Consultant performs services for the Company pursuant to the Consulting Agreement (collectively referred to as "Inventions"). Consultant hereby acknowledges that all original works of authorship that are made by Consultant (solely or jointly with others) within the scope of and during the period of Consultant's performance of services for the Company pursuant to the Consulting Agreement and that are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Consultant hereby understands and agrees that the decision whether or not to commercialize or market any invention developed by Consultant solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit, and that no royalty will be due to Consultant as a result of the Company's efforts to commercialize or market any such invention. By executing this Agreement, Consultant represents that there are no inventions, original works of authorship, developments, improvements, and Trade Secrets which were made by Consultant prior to Consultant's performance of services for the Company pursuant to the Consulting Agreement (collectively referred to as "Prior Inventions"), which belong to Consultant and which relate to the Company's business, products or research and development. If in the course of Consultant's performance of services for the Company pursuant to the Consulting Agreement, Consultant incorporates or has incorporated into a product, process or machine for the benefit of the Company a Prior Invention owned by Consultant or in which the Consultant has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Inventions Assigned to the United States. Consultant shall assign to the United
States government all Consultant's right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(c) Maintenance of Records. Consultant shall keep and maintain adequate and current written records of all Inventions made solely or jointly with others during the term of Consultant's performance of services for the Company pursuant to the Consulting Agreement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. Consultant shall assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant agrees that it is Consultant's obligation to execute or cause to be executed, when it is in Consultant's power to do so, any such instrument or papers after the termination of this Agreement. If the Company is unable because of the Consultant's mental or physical incapacity or for any other reason to secure Consultant's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney in fact, to act for and in Consultant's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Consultant.

3. Conflicting Business Activities; Non-circumvention; No Publicity. Consultant shall not,

during the term of Consultant's performance of services for the Company pursuant to the Consulting Agreement, engage in any other consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of Consultant's performance of services for the Company pursuant to the Consulting Agreement, nor will Consultant engage in any other activities that conflict with Consultant's obligations to the Company. In addition, each party agrees that it will not attempt, either directly or indirectly, to in any way circumvent, avoid, bypass, or obviate the other party so as to avoid the other party's business and/or financial participation or remuneration from, any transaction relating to the subject matter of this Agreement or the Consulting Agreement. Unless otherwise required by law or as may be reasonably required in connection with each party's performance under this Agreement or under the Consulting Agreement, the parties agree to not to disclose their participation in the undertakings relating to either this Agreement or the Consulting Agreement, the existence of the terms of either this Agreement or the Consulting Agreement, or the fact that the parties may have a business or contractual relationship, except as may be consented to in writing by the other party.

4. Returning Confidential Information and Company Documents. At the time of termination of the term of Consultant's performance of services for the Company pursuant to the Consulting Agreement, Consultant covenants that Consultant shall deliver to the Company (and will not keep in Consultant's possession, recreate or deliver to anyone else): (i) any and all Confidential Information or copies of such Confidential Information; and (ii) any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant in connection with Consultant's performance of services for the Company pursuant to the Consulting Agreement or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(c).

5. Notification of Consultant's Employer. In the event that the Consulting Agreement is terminated and/or that Consultant has ceased to provide services to the Company pursuant to the Consulting Agreement, Consultant agrees to grant consent to notification by the Company to Consultant's employer about Consultant's rights and obligations under this Agreement.

6. Solicitation of Company Employees or Company Independent Contractors. Consultant
covenants that, for a period of twelve (12) months immediately following the termination of the Consulting Agreement for any reason, whether with or without cause, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or independent contractors to leave their employment or engagements with the Company, or take away such employees or independent contractors, or attempt to solicit, induce, recruit, encourage or take away the Company's employees or independent contractors, either for the benefit of Consultant or for any other person or entity.

7. Right to Advice of Counsel. Consultant acknowledges that Consultant has had the right to consult with counsel and is fully aware of Consultant's rights and obligations under this Agreement.

8_ This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that without the written consent of the Company, Consultant shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. This Agreement is freely assignable by the Company.

9. Notice Clause. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and delivered in person or sent by facsimile, electronic mail, overnight courier or First Class mail, postage prepaid, to either party at the address of such party stated below on the signature page of this Agreement or such other address as shall have been designated by written notice by such party to the other party. Any notice or other communication required or permitted to be given under this Agreement will be deemed given (i) upon personal delivery to the party to be notified (ii) on the day when delivered by electronic mail to the proper electronic mail address, (iii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iv) the first business day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (v) the third business day after the day on which such notice was mailed in accordance with this Section.

10. Equitable Relief.

(a) In the event that the Consultant breaches or threatens to breach this Agreement,

Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, specific performance or other interim relief ("Equitable Relief"), as necessary, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator. Consultant agrees that no bond or security shall be required in connection with Company's obtaining such Equitable Relief, and that for purposes of obtaining Equitable Relief, Company need not prove, and the parties hereby admit, that irreparable harm or injury will have occurred as a result of any breach by Consultant of Consultant's obligations under this Agreement. Each and all of the several rights and remedies provided for in this Agreement shall be construed as being cumulative, no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law or equity, and pursuit of any one remedy shall not be deemed to be an election of such remedy, or a waiver of any other remedy.

11. Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

12. Integration. This Agreement, together with all exhibits and other attachments to the
Agreement and any other agreement between the parties that is referenced herein, including without limitation, the Consulting Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California.

14. Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Section or paragraph headings, as used in this Agreement, are for convenience only, are not a part hereof, and shall not be used to interpret any part of this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

"Company"	"Consultant"

Ad Shark, Inc.,
a California corporation

By: /s/ Wayne Irving II	/s/ Paul West
Wayne Irving II, CEO	Paul West, an individual residing in California

Mailing Address:	Mailing Address:
3175 Seabury Street, Carlsbad, CA 92008

Email Address:	Email Address:
pwest@monsteroffers.com